Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income

	Three Months Ended		Years Ended
(in millions, except earnings per share)	December 31,		December 31,
	(unaudited)		(unaudited)
	2005	2004	2005	2004

Operating revenues	$812.6	$713.1	$3,243.1	$2,954.3

Operating expenses:
Purchased power, cost of gas and demand-side
management and renewable energy programs	491.4	428.7	1,885.2	1,728.4
Operations and maintenance	116.4	108.5	452.6	421.4
Depreciation and amortization	87.4	62.2	336.6	254.8
Taxes	43.5	37.6	213.1	211.4
Total operating expenses	738.7	637.0	2,887.5	2,616.0

Operating income	73.9	76.1	355.6	338.3

Financing costs and other income and
deductions, net	(35.2)	(38.1)	(159.5)	(149.8)

Net income	$38.7 =====	$38.0 =====	$196.1 ====	$188.5 =====
Earnings per common share:
Basic	$0.36	$0.36	$1.84	$1.77
Diluted	$0.36	$0.35	$1.83	$1.76

NSTAR

Condensed Consolidated Balance Sheets

	December 31,
(in millions)	(unaudited)
	2005	2004
Assets
Property, plant and equipment, net	$3,840.6	$3,580.0
Investments	77.1	73.0
Current assets	1,023.9	797.8
Regulatory assets	2,278.3	2,555.4
Other deferred debits	425.7	385.2
Total assets	$7,645.6 =======	$7,391.4 =======

Capitalization and Liabilities
Common equity	$1,535.0	$1,440.9
Long-term debt and preferred stock	2,445.4	2,144.4
Current liabilities	1,223.2	961.1
Deferred taxes and unamortized investment tax credits	1,269.6	1,114.6
Other deferred credits	1,172.4	1,730.4
Total capitalization and liabilities	$7,645.6 =======	$7,391.4 =======

NSTAR

Energy Sales - Periods Ended December 31,

Retail Electric Sales - gWh

	Three Months		%	Twelve Months		%
	2005	2004	Change	2005	2004	Change
Residential	1,613	1,604	0.6%	6,774	6,565	3.2%
Commercial	3,139	3,031	3.6%	13,118	12,693	3.3%
Industrial and other	435	444	(2.0)%	1,790	1,820	(1.6)%
Total	5,187 =====	5,079 ====	2.1%	21,682 =====	21,078 =====	2.9%

Firm Gas Sales and Transportation - BBTU

	Three Months		%	Twelve Months		%
	2005	2004	Change	2005	2004	Change
Residential	6,579	7,016	(6.2)%	21,974	23,073	(4.8)%
Commercial	4,375	4,580	(4.5)%	15,416	15,692	(1.8)%
Industrial and other	2,265	2,303	(1.7)%	8,115	8,202	(1.1)%
Total	13,219 =====	13,899 =====	(4.9)%	45,505 =====	46,967 =====	(3.1)%